Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS RECORD FIRST QUARTER 2022 RESULTS

First Quarter 2022 Highlights
•Record sales of $451.5 million, compared to first quarter 2021 sales of $333.0 million, an increase of 36%
•Strong organic sales growth in all three Segments; Fueling Systems 29%, Water Systems 27%, and Distribution 26%
•Operating income was a record at $39.9 million, compared to first quarter operating income in 2021 of $33.8 million, an increase of 18%
•GAAP fully diluted earnings per share (EPS) was $0.63, a new record for any first quarter

Fort Wayne, IN – April 26, 2022 – Franklin Electric Co. Inc. today announced first quarter financial results for fiscal year 2022.

First quarter 2022 sales were $451.5 million, compared to first quarter 2021 sales of $333.0 million. First quarter 2022 operating income was $39.9 million, compared to first quarter operating income in 2021 of $33.8 million.

First quarter 2022 GAAP fully diluted earnings per share was $0.63, versus GAAP fully diluted EPS in the first quarter 2021 of $0.59.

“Overall, the first quarter was a strong start to the year as we delivered another record first quarter for revenue, operating income and earnings per share. We maintained our momentum with continued strong demand across all our businesses. Our Distribution business posted year-over-year sales growth of 41 percent while our Water Systems and Fueling Systems businesses delivered sales growth of 38 and 28 percent, respectively with all business units benefitting from strong price and volume performance to drive profitable growth,” commented Gregg Sengstack, Franklin Electric’s Chairperson and Chief Executive Officer.

“We achieved record top line results on strong year-over-year organic and acquisition growth, while supply chain and inflationary challenges persisted during the first quarter constraining our margins, and our open order balance increased during the first quarter which is indicative of the current demand environment. Our team remains focused on managing these impacts while meeting our customers' needs, and we will remain agile in response to the evolving landscape,” concluded Mr. Sengstack.

Segment Summaries

Water Systems sales, a new record for any first quarter, were $272.6 million in the first quarter 2022, an increase of $75.0 million or 38 percent versus the first quarter 2021. Water Systems sales, excluding acquisitions and the impact of foreign currency translation, were up about 27 percent compared to the first quarter 2021. Sales of groundwater pumping, surface pumping and dewatering equipment increased due to strong end market demand. Water Systems operating income in the first quarter was $33.2 million driven by higher sales. First quarter 2021 Water Systems operating income was $31.3 million.

Distribution sales, a new record for any first quarter, were $134.9 million in the first quarter 2022. The Distribution segment organic sales increased 26 percent compared to the first quarter of 2021. Revenue growth was driven by solid demand primarily in the U.S. groundwater market due to strong price realization in addition to growth from acquisition. The Distribution segment operating income was $9.4 million in the first quarter of 2022 compared to first quarter 2021 operating income of $2.0 million.

Fueling Systems sales, a new record for any first quarter, were $72.5 million in the first quarter 2022, an increase of $15.7 million or 28 percent versus the first quarter 2021. Fueling Systems sales in the U.S. and Canada increased by about 33 percent compared to the first quarter 2021. Outside the U.S. and Canada, Fueling Systems revenues increased by about 2 percent, as sales increases of 4 percent in the rest of the world outside of China were offset by lower sales in China. Fueling Systems operating income in the first quarter was $17.7 million, compared to $14.9 million in the first quarter of 2021.

2022 Guidance

The Company is maintaining its full year 2022 sales to be in the range of $1.90 billion to $2.05 billion and full year 2022 earnings per share before restructuring expenses to be in the range from $3.50 to $3.75.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The first quarter 2022 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/wuadmxpg

If you intend to ask questions during the call, please dial in using 877.643.7158 for domestic calls and 914.495.8565 for international calls. The conference ID is: 5883286.

A replay of the conference call will be available Tuesday, April 26, 2022, at 12:00 noon ET through noon ET on Tuesday, May 3, 2022, by dialing 855.859.2056 for domestic calls and 404.537.3406 for international calls. The replay passcode is: 5883286.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2021, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
260-824-2900
Email:jeffery.taylor@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	First Quarter Ended
	March 31, 2022	March 31, 2021

Net sales	$451,470	$333,046
Cost of sales	306,136	217,500
Gross profit	145,334	115,546
Selling, general, and administrative expenses	104,673	81,603
Restructuring expense	720	152
Operating income	39,941	33,791
Interest expense	(1,494)	(1,090)
Other income/(expense), net	(378)	(100)
Foreign exchange income/(expense)	(585)	(57)
Income before income taxes	37,484	32,544
Income tax (benefit)/ expense	7,365	4,381
Net income	$30,119	$28,163
Less: Net (income)/loss attributable to noncontrolling interests	(354)	(283)
Net income attributable to Franklin Electric Co., Inc.	$29,765	$27,880

Income per share:
Basic	$0.64	$0.60
Diluted	$0.63	$0.59

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	March 31, 2022	December 31, 2021
ASSETS

Cash and equivalents	$38,581	$40,536
Receivables (net)	229,736	196,173
Inventories	527,867	449,975
Other current assets	37,401	37,963
Total current assets	833,585	724,647

Property, plant, and equipment, net	214,190	210,654
Right-of-use asset, net	46,458	48,379
Goodwill and other assets	588,956	591,485
Total assets	$1,683,189	$1,575,165

LIABILITIES AND EQUITY

Accounts payable	$190,488	$164,758
Accrued expenses and other current liabilities	91,066	117,955
Current lease liability	15,188	15,320
Current maturities of long-term debt and short-term borrowings	194,846	97,981
Total current liabilities	491,588	396,014

Long-term debt	89,933	90,535
Long-term lease liability	31,140	32,937
Income taxes payable non-current	11,610	11,610
Deferred income taxes	29,828	28,162
Employee benefit plans	39,926	40,696
Other long-term liabilities	24,999	26,568

Redeemable noncontrolling interest	106	(19)

Total equity	964,059	948,662
Total liabilities and equity	$1,683,189	$1,575,165

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Three Months Ended
(In thousands)
	March 31, 2022	March 31, 2021
Cash flows from operating activities:
Net income	$30,119	$28,163
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	12,078	9,574
Non-cash lease expense	4,181	3,068
Share-based compensation	3,985	4,190
Other	2,473	359
Changes in assets and liabilities:
Receivables	(34,119)	(24,196)
Inventory	(74,690)	(14,327)
Accounts payable and accrued expenses	(2,753)	(298)
Operating leases	(4,181)	(3,068)
Other	1,596	1,917

Net cash flows from operating activities	(61,311)	5,382

Cash flows from investing activities:
Additions to property, plant, and equipment	(9,456)	(6,744)
Proceeds from sale of property, plant, and equipment	—	—
Acquisitions and investments	553	70
Other investing activities	—	3

Net cash flows from investing activities	(8,903)	(6,671)

Cash flows from financing activities:
Net change in debt	96,851	(457)
Proceeds from issuance of common stock	343	5,083
Purchases of common stock	(19,319)	(4,849)
Dividends paid	(9,130)	(8,143)

Net cash flows from financing activities	68,745	(8,366)

Effect of exchange rate changes on cash	(486)	(2,801)
Net change in cash and equivalents	(1,955)	(12,456)
Cash and equivalents at beginning of period	40,536	130,787
Cash and equivalents at end of period	$38,581	$118,331

Key Performance Indicators: Earnings Per Share Calculations

Earnings Before and After Restructuring	For the First Quarter
(in millions)	2022	2021	Change

Net Income attributable to FE Co., Inc. Reported	$29.8	$27.9	7%
Allocated Earnings	$(0.1)	$(0.2)
Earnings for EPS Calculations	$29.7	$27.7	7%

Restructuring (before tax):	$0.7	$0.2

Restructuring, net of tax:	$0.6	$0.1

Earnings Before Restructuring	$30.3	$27.8	9%

Earnings Per Share	For the First Quarter
Before and After Restructuring	2022	2021	Change
(in millions except Earnings Per Share)

Average Fully Diluted Shares Outstanding	47.1	46.9	—%

Fully Diluted Earnings Per Share (“EPS”) Reported	$0.63	$0.59	7%

Restructuring Per Share, net of tax	$0.01	$—

Fully Diluted EPS Before Restructuring	$0.64	$0.59	8%

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q1 2021	$101.3	$31.7	$44.4	$20.2	$197.6	$56.8	$95.7	$(17.1)	$333.0
Q1 2022	$163.2	$37.9	$51.0	$20.5	$272.6	$72.5	$134.9	$(28.5)	$451.5
Change	$61.9	$6.2	$6.6	$0.3	$75.0	$15.7	$39.2	$(11.4)	$118.5
% Change	61%	20%	15%	1%	38%	28%	41%		36%

Foreign currency translation	$—	$(0.2)	$(11.6)	$(0.6)	$(12.4)	$(0.7)	$—
% Change	—%	(1)%	(26)%	(3)%	(6)%	(1)%	—%

Acquisitions	$32.1	$—	$—	$1.8	$33.9	$—	$14.3

Volume/Price	$29.8	$6.4	$18.2	$(0.9)	$53.5	$16.4	$24.9
% Change	29%	20%	41%	(4)%	27%	29%	26%

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the First Quarter 2022
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$33.2	$17.7	$9.4	$(20.4)	$39.9
% Operating Income To Net Sales	12.2%	24.4%	7.0%		8.8%

Restructuring	$0.6	$—	$0.1	$—	$0.7
Operating Income/(Loss) Before Restructuring	$33.8	$17.7	$9.5	$(20.4)	$40.6
% Operating Income to Net Sales Before Restructuring	12.4%	24.4%	7.0%		9.0%

Operating Income and Margins
(in millions)	For the First Quarter 2021
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$31.3	$14.9	$2.0	$(14.4)	$33.8
% Operating Income To Net Sales	15.8%	26.2%	2.1%		10.2%

Restructuring	$0.1	$—	$0.1	$—	$0.2
Operating Income/(Loss) Before Restructuring	$31.4	$14.9	$2.1	$(14.4)	$34.0
% Operating Income to Net Sales Before Restructuring	15.9%	26.2%	2.2%		10.2%